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 EXHIBIT 11.1

                       HEDSTROM HOLDINGS, INC. AND SUBSIDIARY
                           EARNINGS PER SHARE DISCLOSURE
                   For the nine month period ended March 31, 1999
                               (Dollars in thousands)

                                                 Income       Shares       Share
                                               (Numerator)  (Denominator)  Amount
                                               -----------  -------------  ------



  Basic Earnings Per Share:
   Net income                                    $1,781        67,663      $0.03
  Effect of Dilutive Securities:
   Stock options in the money                         -         4,007          -               -
  Buyback of shares at average price of $1.65         -        (2,676)         -
                                                 ------        ------      -----
   Net income                                    $1,781        67,663      $0.03
  Effect of Dilutive Securities:
   Stock options in the money                         -         4,007          -               -
  Buyback of shares at average price of $1.65         -        (2,676)         -
                                                 ------        ------      -----
   Net effect of stock options                        -         1,331          -
                                                 ------        ------      -----
  Diluted Earnings Per Share:
   Net income                                    $1,781        68,994      $0.03
                                                 ======        ======      =====

Options to purchase 765,000 shares of common stock at prices ranging from $1.64 per share were outstanding at March 31, 1999 but were not included in the computation of diluted EPS as the excessive price did not exceed market value at the end of the period.
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